China Shen Zhou Mining & Resources, Inc.
Announces First Quarter 2008 Financial Results

(All figures are in U.S. dollars)

BEIJING, May 15, 2008 -- China Shen Zhou Mining & Resources, Inc. (American Stock Exchange: SHZ) (“China Shen Zhou”, or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced its financial results for the first quarter of 2008 ended March 31, 2008.

First Quarter 2008 Financial Results

Net revenue for the first quarter of 2008 was $744,000, compared with $3.0 million in the same period of 2007. The decline was primarily because of: 1) the shortage of zinc ores as raw materials for the Company’s Inner Mongolia-based subsidiary, Qianzhen Mining (“Qianzhen”); 2) the unexpected situation in the Company’s Inner Mongolia-based fluorite subsidiary, Xiangzhen Mining (“Xiangzhen”), related to the quality of water used for individual consumption as well as for production. During the trial operation of Xiangzhen’s newly completed fluorite processing plant, it was discovered the locally drilled well yielded water which contained a high level of heavy metals, unsuitable for individual consumption and the fluorite-processing process. As a result, the production of fluorite powder declined during the first quarter of 2008. Xiangzhen is located in an isolated area and has to rely on locally drilled wells to generate water for individual and industrial uses.

“The continuation of the supply issue at Qianzhen and the emergency water situation at Xiangzhen brought challenges to the Company,” said Ms. Jessica Yu, Chairwoman and CEO of China Shen Zhou. “And traditionally our first quarter is a slow production and sales period because of the Chinese New Year. To address the nonferrous metals supply issue at Qianzhen, we have started to produce refined sulfur concentrates from the current facilities and we expect to take advantage of the high prices enjoyed by such products. The source of sulfur is local and the production does not require retooling of the existing machinery. To address the water situation, we have already found a new location nearby for a well which is believed to contain useable water. We expect a new water supply system to be up and running sometime in the second quarter of 2008 to make sure our fluorite processing plant is back in normal production. In the meantime, we have started using a smaller-scale fluorite processing plant which we used to produce fluorite powder before the completion of the new plant. We expect that the old plant will replace some of the lost fluorite revenues in the second quarter.”

Ms. Yu continued, “Our new 200,000-ton-capacity nonferrous plant in Xinjiang has so far successfully produced high-grade zinc and copper concentrates during its own trial operation. At the same time, we are conducting in-depth exploration to find more high-grade metal ores. Initial results indicate zinc, copper, lead, gold and silver. We are confident to find more prospecting areas to enlarge our mineral resources to supply our Xinjiang plant. Lastly, our copper-gold project in Kyrgyzstan has been attracting interest from the Chinese authorities in potential collaboration in research and financing. We believe our pre-development process in the copper-gold mine in Kyrgyzstan could be accelerated with government support.”

Gross profit during the first quarter of 2008 was $192,000, compared with $1.8 million in the same period of 2007. Gross margin was 25.8%, compared with 59.9% in the same period of 2007, mainly because of the decline in net revenue as described above.

Selling and marketing expenses were $18,000, compared with $46,000 in the same period of 2007. General and administrative expenses were $2.0 million, versus $1.2 million in the same period of 2007. The increase in general and administrative expenses was primarily because of the amortization of exploration rights at the Company’s Xinjiang-based nonferrous metals division, Xingzhen Mining, and the newly acquired copper-gold mine in Kyrgyzstan.

Total interest expenses were $1.9 million, compared with $1.6 million in the same period in 2007. Total non-cash interest expenses were $1.8 million. The interest expenses were mainly due to the six-year convertible bonds issued to Citadel Equity Fund, Ltd. (“Citadel”) in December 2006.

The Company incurred a net loss of $3.4 million, compared with a net loss of $1.1 million in the same period of 2007. Diluted net loss per share was $0.15, versus diluted net loss per share of $0.05 in the same period of 2007.

As of March 31, 2008, the Company's total cash and cash equivalents were $1.4 million, compared to $2.9 million at December 31, 2007. Total shareholders' equity decreased to $25.5 million as of March 31, 2008 from $27.9 million at December 31, 2007.

Update on Xinjiang-based Nonferrous Metal Plant

On April 24, 2008, the Company announced the completion of its construction of a new nonferrous metal concentrator in northern Xinjiang Uyghur Autonomous Region. The all-new, 200,000-ton-capacity nonferrous metal plant will process copper, zinc and lead ores and produce non-ferrous concentrates. To date, qualified copper and zinc concentrates have been successfully produced and supplied to new clients.

The facility is located in Buerjiin County in northern Xinjiang, about 3 miles from the Company’s Keyinbulake nonferrous-metal mine, which has a government mining license valid until August 2013. The Keyinbulake deposit is situated in one of the most geologically rich regions of Xinjiang.

Xingzhen Mining is enhancing in-depth exploration activities in the region and aiming to increase the mineral resources available for the new Xingzhen plant.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite exploration and extraction in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Sterling Song
Senior Investor Relations Manager
China Shen Zhou Mining & Resources, Inc.
Tel: +86-10-6887-2811
Email: investor@chinaszky.com
Web: http://www.chinaszmg.com

In the U.S.:
Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com

Financial Tables to Follow

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS

Current assets:
Cash and cash equivalents	$1,365	$2,949
Accounts receivable, net	1,811	2,481
Other deposits and prepayments, net	1,008	1,254
Inventories	2,153	1,639
Total current assets	6,337	8,323

Available for sale investment	142	137
Property, machinery and mining assets, net	49,675	47,094
Deferred debt issuance costs	2,128	2,170
Deferred income tax assets	475	507
Goodwill	1,113	1,070
Total assets	59,870	59,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	777	718
Fair value of detachable warrants liability	2,018	1,100
Short term bank loans	1,795	1,314
Other payables and accruals	4,031	3,469
Taxes payable	212	257
Due to related parties	2,162	2,062
Total current liabilities	10,995	8,920

Convertible notes payable	22,007	21,186
Deferred tax liabilities	1,201	1,201
Total liabilities	34,203	31,307

Minority interests	135	144

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
(Amounts in thousands, except share data)

	March 31,	December 31,
	2008	2007
	Unaudited	Audited
Commitment and contingencies		-

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 par value:
Authorized - 50,000,000 shares (2006: 50,000,000 shares)
Issued and outstanding 22,214,514 shares (2006: 21,297,700 shares)	$22	$22
Additional paid-in capital	25,251	25,251
PRC statutory reserves	1,740	1,672
Accumulated other comprehensive income	3,135	2,112
Retained earnings (deficit)	(4,616)	(1,207)
Total stockholders’ equity	25,532	27,850
Total liabilities and stockholders’ equity	59,870	59,301

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except per share data)

	For the Three Months Ended March 31,
	2008	2007
	Unaudited	Unaudited
Net revenue	$744	$2,958
Cost of sales	(552)	(1,187)
Gross profit	192	1,771
Operating expenses:
Selling and distribution expenses	(18)	(46)
General and administrative expenses	(1,974)	(1,248)
Income (loss) from operations	(1,800)	477
Other income (expense):
Interest expense	(1,931)	(1,589)
Other, net	357	9
Income (loss) from continuing operations before income taxes and minority interests	(3,374)	(1,103)
Income tax (expenses) benefits	(50)	93
Income (loss) from continuing operations before minority interests	(3,424)	(1,010)
Minority interests	15	19
Income (loss) from continuing operations	(3,409)	(991)
Discontinued operation
Loss from operations of discontinued component, net of taxes		(160)
Income(loss) from discontinued operations		(160)
Net loss	(3,409)	(1,151)
Other comprehensive income:
Foreign currency translation adjustments	1,023	186
Comprehensive loss	(2,386)	(965)

Income (loss) per common share - basic and diluted
From continuing operations	(0.15)	(0.04)
From discontinued operations	-	(0.01)
Net income (loss)	(0.15)	(0.05)
Weighted average common shares outstanding
Basic and diluted	22,215	21,298

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Three Months Ended March 31,
	2008	2007
	Unaudited	Unaudited
Cash flows from operating activities:
Loss from continuing operations	$(3,409)	$(991)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	459	413
Loss from investments	-	81
Deferred income tax benefits	32	(93)
Fair value adjustment of warrants	918	588
Accrual of coupon interests and accreted principal	368	350
Amortization of deferred financing costs	453	41
Amortization of debt issuance costs	42	100
Minority interests	(9)	(19)
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	670	366
Deposits and prepayments	246	(470)
Inventories	(514)	225
Due from related companies	-	(86)
Increase (decrease) in -
Accounts payable	59	247
Other payables and accruals	562	(749)
Taxes payable	(45)	(209)
Due to related parties	100	(39)
Net cash provided by (used in) operating activities from continuing operations	(68)	(245)
Net cash provided by (used in) operating activities from discontinued operations	-	80
Net cash provided by (used in) operating activities	(68)	(165)

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Amounts in thousands)

	For the Three Months Ended March 31,
	2008	2007
	Unaudited	Unaudited
Cash flows from investing activities:
Purchases of property, machinery and mining assets	$(1,623)	$(1,495)
(Increase) decrease in investment deposits	-	(1,939)
Decrease (increase) in available-for-sale securities - margin deposit	-	323
Net cash provided by (used in) investing activities of continuing operations	(1,623)	(3,111)
Purchases of property, machinery and mining assets of discontinued operations	-	(1)
Net cash provided by (used in) investing activities	(1,623)	(3,112)

Cash flows from financing activities:
Proceeds from short-term borrowings	481	220
Repayments of short-term borrowings	-	(1,486)
Net cash provided by (used in) financing activities	481	(1,266)

Foreign currency translation adjustment	(374)	19

Net (decrease) increase in cash and cash equivalents	(1,584)	(4,524)

Cash and cash equivalents at the beginning of the period	2,949	18,932
Cash and cash equivalents at the end of the period	1,365	14,408

Non-cash investing and financing activities
(None)

Supplemental disclosures of cash flow information
Cash paid for interest expenses	108	39
Cash paid for income tax	-	-